Exhibit 99.1

Assurant Reports First Quarter 2013 Financial Results

1Q 2013 Net Operating Income of $109.3 million, $1.35 per diluted share

1Q 2013 Net Income of $117.8 million, $1.46 per diluted share

•	10 percent annualized operating ROE, excluding AOCI

•	2 percent growth in book value per diluted share, excluding AOCI

•	$700 million debt issuance completed

•	$630 million of deployable capital at quarter-end

NEW YORK, April 24, 2013 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the first quarter ended March 31, 2013.

“While earnings were lower in first quarter, we grew premiums in several of our targeted specialty areas, fortified our already strong capital position and resumed share repurchases,” said Robert B. Pollock, president and CEO of Assurant. “We remain focused on achieving steady improvements across each of our businesses in 2013. By meeting the needs of consumers and clients, we will deliver on our commitments to shareholders.”

First Quarter 2013 Consolidated Results

•

Net operating income[1] decreased to $109.3 million, or $1.35 per diluted share, compared to first quarter 2012 net operating income of $158.4 million, or $1.76 per diluted share. Results were adversely affected by a $14.0 million settlement with the New York Department of Financial Services and $10.0 million from reportable catastrophe losses at Assurant Specialty Property. Also contributing to the decline was a $10.2 million increase in a tax liability at Assurant Health related to health care reform.

•

Net income decreased to $117.8 million, or $1.46 per diluted share, compared to first quarter 2012 net income of $163.3 million, or $1.81 per diluted share. Results were affected primarily by declines at Assurant Specialty Property and Assurant Health as noted above. After-tax net realized gains on investments were $8.5 million in the quarter, compared to $4.9 million in first quarter 2012.

•

Net earned premiums, fees and other income in the quarter were $2.0 billion, compared to $1.9 billion in first quarter 2012, reflecting continued growth at Assurant Solutions and Assurant Specialty Property.

•	Net investment income decreased to $166.0 million in first quarter 2013, compared to $172.3 million in first quarter 2012. Historically low new money investment yields drove the decline.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	1Q	1Q
(dollars in millions, net of tax)	2013	2012
Assurant Solutions	$34.9	$43.4
Assurant Specialty Property	94.2	113.0
Assurant Health	(5.3)	11.6
Assurant Employee Benefits	6.1	9.1
Corporate and other	(13.5)	(11.9)
Amortization of deferred gain on disposal of businesses	2.7	3.0
Interest expense	(9.8)	(9.8)

Net operating income	109.3	158.4

Adjustments:
Net realized gains on investments	8.5	4.9

Net income	$117.8	$163.3

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	1Q13	1Q12	% Change
Net operating income	$34.9	$43.4	(20)%
Net earned premiums, fees and other	$768.6	$699.4	10%

•	Net operating income decreased in first quarter 2013, primarily reflecting higher mortality rates in preneed and the previously disclosed loss of a mobile client.

•

Net earned premiums, fees and other income increased in the quarter, reflecting growth in both domestic and international premiums. Domestic results were driven by improvement in extended service contracts. Growth reflects increased premiums primarily from an existing service contract client as well as additional vehicle service contracts. International results improved due to increased service contract premiums, including mobile, in Latin America. Fee income improved primarily due to preneed.

•	Domestic combined ratio for the quarter was 96.9 percent, up slightly year-over-year. The ratio continues to be below the target of 98 percent.

•

International combined ratio increased to 102.3 percent in first quarter 2013, compared to 101.7 percent. First quarter 2012 results benefited from a favorable $3.7 million premium tax liability change in Canada. Absent this item, the international combined ratio improved year-over-year, primarily due to previously disclosed expense management efforts in the U.K.

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Assurant Specialty Property

(in millions)	1Q13	1Q12	% Change
Net operating income	$94.2	$113.0	(17)%
Net earned premiums, fees and other	$556.0	$508.3	9%

•

Net operating income decreased in first quarter 2013. Results reflect a $14.0 million settlement with the New York Department of Financial Services, $5.6 million of reportable catastrophe losses, $4.4 million of unfavorable development from Superstorm Sandy and higher general expenses to support growth in lender-placed loan portfolios. First quarter 2012 results included no reportable catastrophe losses.

•	Net earned premiums, fees and other income increased in first quarter 2013. Growth in lender-placed loan portfolios added in 2012 and multi-family housing products drove results.

•

Combined ratio increased in first quarter 2013 to 77.7 percent, compared to 71.4 percent in first quarter 2012. Catastrophe losses and the settlement noted above, along with additional general expenses to support new loan portfolios, contributed to the increase.

Assurant Health

(in millions)	1Q13	1Q12	% Change
Net operating (loss) income	$(5.3)	$11.6	(146)%
Net earned premiums, fees and other	$385.3	$415.2	(7)%

•	Net operating loss in first quarter 2013 was driven primarily by a $10.2 million increase in a tax liability related to health care reform. Lower net earned premiums also contributed to the decline.

•

Net earned premiums, fees and other income decreased in the quarter from a continued decline in individual major medical policies and fewer small group insured lives. The decline was partially offset by growth in affordable choice and supplemental products.

•

Sales increased in first quarter 2013. Major medical sales benefited from the rollout of the Aetna Signature Administrators® network. Supplemental and affordable choice product sales reflect continued demand for lower-priced products.

Assurant Employee Benefits

(in millions)	1Q13	1Q12	% Change
Net operating income	$6.1	$9.1	(33)%
Net earned premiums, fees and other	$257.6	$265.4	(3)%

•

Net operating income decreased in the quarter as the result of lower net investment income and a decrease in the reserve discount rate for new long-term disability claims. Higher life insurance mortality claims were offset by continued favorable dental experience.

•

Net earned premiums, fees and other income declined slightly in first quarter 2013, reflecting the previously disclosed loss of two disability clients. Premium growth in voluntary products partially offset the decline.

•	Sales increased in first quarter 2013 driven by growth across all major products.

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Corporate & Other

(in millions)	1Q13	1Q12	% Change
Net operating loss	$(13.5)	$(11.9)	(13)%

•	Net operating loss increased for first quarter 2013, primarily reflecting additional investment in areas targeted for growth and higher pension-related expenses.

Debt Offering

•

On March 28, 2013, the Company completed a public offering of $350 million in aggregate principal amount of 2.50 percent senior notes due 2018 and $350 million in aggregate principal amount of 4.00 percent senior notes due 2023. Assurant intends to use these proceeds for general corporate purposes, including to repay $500 million of debt maturing in February 2014.

Capital Position

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Corporate capital stood at approximately $880 million as of March 31, 2013, excluding $500 million from the March 2013 debt offering to be used to repay debt maturing in February 2014. Deployable capital totaled approximately $630 million after excluding a $250 million risk buffer. In first quarter 2013, the business segments paid approximately $21 million of dividends, net of infusions, to the holding company.

•

Share repurchases and dividends totaled $43.4 million in first quarter 2013. Dividends to shareholders in first quarter 2013 totaled $16.8 million. Assurant repurchased 600,000 shares of common stock for $26.6 million during first quarter 2013. Repurchase activity was affected by settlement discussions with the New York Department of Financial Services. Through April 19, 2013, the Company repurchased an additional 1.5 million shares for $69 million, and has $407 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at March 31, 2013, up $74 million from Dec. 31, 2012.

•

Book value per diluted share[2], excluding AOCI, increased 2 percent to $54.90 at March 31, 2013 from $53.87 at Dec. 31, 2012. AOCI decreased $52.4 million to $778.0 million as of March 31, 2013 from $830.4 million at Dec. 31, 2012.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 10.0 percent for the quarter compared to full-year operating ROE, excluding AOCI, of 10.4 percent in 2012.

•

Total assets as of March 31, 2013 were approximately $29.5 billion. The ratio of debt to total capital[4], excluding AOCI, increased to 27.4 percent at March 31, 2013 from 18.3 percent at Dec. 31, 2012 due to the debt issue noted above. The ratio of invested assets to equity remained unchanged at 2.9 percent from Dec. 31, 2012.

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Company Outlook

Based on current market conditions, for full-year 2013, the Company now expects:

•

Assurant Specialty Property’s net earned premiums and fees to increase slightly compared to 2012 due to higher volume in lender-placed loan portfolios and growth in multi-family housing products. Overall results to be affected by changes in placement rates, premium rates and catastrophe losses. Excluding disclosed items, expense ratio to increase compared to 2012 primarily reflecting increased costs to support new loan portfolios. Non-catastrophe loss ratio to increase due to higher claims frequency.

•

Assurant Health’s pre-tax earnings to decline compared to 2012 due to ongoing implementation of health care reform and less investment income from real estate joint venture partnerships. Net earned premiums to decline but overall insured lives to increase as consumers look for affordable health care alternatives. Expense management efforts to continue. On an after-tax basis, business to be modestly profitable, primarily reflecting a higher 2013 effective tax rate inclusive of the $10 million tax liability change in the first quarter.

Consistent with the previously reported outlook, for full-year 2013, the Company continues to expect:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales in domestic and international service contracts. Expense management efforts to continue. The international full-year 2013 combined ratio to improve 100 to 200 basis points from 102.4 percent reported in 2012, excluding disclosed items. The domestic combined ratio to remain near the 98 percent target. Earnings to improve modestly from 2012, excluding disclosed items.

•

Assurant Employee Benefits’ net earned premiums and fees to be consistent with 2012 levels. Voluntary insurance premiums to continue to grow. Earnings to decline from 2012 due to lower net investment income and a 50 basis point reduction (to 4.25 percent) in the reserve discount rate for new long-term disability claims in 2013, reflecting continued low interest rates.

•

Corporate & Other full-year 2013 net operating loss to be $65-$70 million due to additional investment in areas targeted for growth, excluding interest expense and amortization of deferred gains on disposal of businesses.

•

Capital Deployment to enhance risk-adjusted returns through share repurchases, dividends and selective investments in growth, subject to market conditions and other restrictions. 2013 dividends from the business segments to Corporate to approximate net operating income subject to the growth of the businesses, rating agency and regulatory capital requirements and investment performance.

Earnings Conference Call

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The first quarter 2013 earnings conference call and webcast will be held on Thurs., April 25, 2013 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

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Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:

Vera Carley

Director, Media Relations and Financial Communications

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay, fines or penalties, or other expenses;

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(ii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(vii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(viii)	risks related to outsourcing activities;

(ix)	failure to attract and retain sales representatives or key managers;

(x)	losses due to natural or man-made catastrophes;

(xi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xii)	inadequacy of reserves established for future claims;

(xiii)	failure to predict or manage benefits, claims and other costs;

(xiv)	uncertain tax positions and unexpected tax liabilities;

(xv)	fluctuations in exchange rates and other risks related to our international operations;

(xvi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvii)	significant competitive pressures in our businesses;

(xviii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xix)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xx)	inability of reinsurers to meet their obligations;

(xxi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxii)	cyber security threats and cyber attacks;

(xxiii)	failure to effectively maintain and modernize our information systems;

(xxiv)	data breaches compromising client information and privacy;

(xxv)	failure to find and integrate suitable acquisitions and new ventures;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2012 Annual Report on Form 10-K as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

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(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $64.54 and $64.14 as of March 31, 2013 and Dec. 31, 2012, respectively, as shown in the reconciliation table below.

	1Q 2013	4Q 2012
Book value per diluted share (excluding AOCI)	$54.90	$53.87
Change due to effect of including AOCI	9.64	10.27

Book value per diluted share	$64.54	$64.14

(3)	Assurant uses annual operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. The Company believes annual operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the three months ended March 31, 2013 and year ended Dec. 31, 2012 was 9.1 percent and 9.6 percent, respectively, as shown in the following reconciliation table.

	1Q 2013	Twelve Months 2012
Annual operating return on average equity (excluding AOCI)	10.0%	10.4%
Net realized gains on investments	0.8%	1.0%
Change in tax liabilities	—	(0.2)%
Change due to effect of including AOCI	(1.7)%	(1.6)%

Annual GAAP return on average equity	9.1%	9.6%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of March 31, 2013 and Dec. 31, 2012 was 24.3 percent and 15.8 percent, respectively, as shown in the following reconciliation table.

	1Q 2013	4Q 2012
Debt to total capital ratio (excluding AOCI)	27.4%	18.3%
Change due to effect of including AOCI	(3.1)%	(2.5)%

Debt to total capital ratio	24.3%	15.8%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three months ended March 31, 2013 and 2012

	1Q 2013	1Q 2012
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$1,850,448	$1,777,061
Net investment income	165,985	172,295
Net realized gains on investments	13,038	7,544
Amortization of deferred gain on disposal of businesses	4,092	4,621
Fees and other income	117,060	111,403

Total revenues	2,150,623	2,072,924

Benefits, losses and expenses
Policyholder benefits	857,361	856,358
Selling, underwriting, general and administrative expenses	1,071,760	951,842
Interest expense	15,078	15,076

Total benefits, losses and expenses	1,944,199	1,823,276

Income before provision for income taxes	206,424	249,648
Provision for income taxes	88,644	86,388

Net income	$117,780	$163,260

Net income per share:
Basic	$1.47	$1.84
Diluted	$1.46	$1.81

Dividends per share	$0.21	$0.18

Share data:
Basic weighted average shares outstanding	79,984,576	88,772,845

Diluted weighted average shares outstanding	80,946,649	90,069,097

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2013 and Dec. 31, 2012

	March 31,	December 31,
	2013	2012
	(in thousands)

Assets
Investments and cash and cash equivalents	$16,487,393	$15,885,722
Reinsurance recoverables	5,866,488	6,141,737
Deferred acquisition costs	2,887,051	2,861,163
Goodwill	638,621	640,714
Assets held in separate accounts	1,811,992	1,731,873
Other assets	1,789,995	1,685,398

Total assets	$29,481,540	$28,946,607

Liabilities
Policyholder benefits and claims payable	$12,144,959	$12,474,095
Unearned premiums	6,174,246	6,192,260
Debt	1,670,523	972,399
Liabilities related to separate accounts	1,811,992	1,731,873
Deferred gain on disposal of businesses	111,528	115,620
Accounts payable and other liabilities	2,361,687	2,274,994

Total liabilities	24,274,935	23,761,241

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,428,576	4,354,963
Accumulated other comprehensive income	778,029	830,403

Total stockholders’ equity	5,206,605	5,185,366

Total liabilities and stockholders’ equity	$29,481,540	$28,946,607